                                                                   Exhibit 10.19


                                    AGREEMENT

            THIS AGREEMENT is entered into and effective this 30th day of September, 2002 by and between Vital Living, Inc., a Nevada corporation ("VL") and Medical Resource, LLC, National Provider Network, both of which are subsidiaries of A.C.E. Health, LLC., a managed health care company (hereinafter "PPO").

                                    RECITALS

            1. VL is in the business of among other things developing and distributing a proprietary line of nutritional products, marketed under the name Essentum(TM) and Essentum N.P. for use by heart and vascular patients. ("Product(s)". This "Agreement" is for the sole purpose of Essentum(TM) and Essentum N.P. and any other products that may be mutually agreed to by the parties.

            2. Medical Resource LLC., through it's own national PPO and its PPO's affiliates operate a preferred provider network, National Provider Network (NPN).

            3. PPO, directly or through its networks, is affiliated with in excess of 300,000 physicians.

            4. PPO, directly or through its networks, is affiliated with in excess of 30,000 ancillary facilities and hospitals.

            The Company also wishes to assist in distributing the Products to its PPO, PPO affiliates, medical facilities and other distribution channels, both parties agree to develop a marketing agreement, which will identify specific target groups and providers. The parties therefore agree to the following terms and conditions:

                              TERMS AND CONDITIONS

      1. Product Ordering and Delivery Protocol: PPO agrees to follow the protocol listed on Exhibit 1 in respect of the ordering and delivery of the Product.


      2. Product Manufacture: VL will be solely responsible for manufacturing the Product in accordance with the specified Product formulations. VL, or VL's subcontractor, will manufacture all "Products" in accordance with industry standards for similar products. VL will ensure that the Product meets all government standards or other regulations for such products, if any. VL will maintain a reasonable inventory of the Product for marketing and promotional purposes.

      3.    Payment Terms: Payment terms are set forth on Exhibit 2.

      4. Term: The Agreement will continue for three years from the effective date of this Agreement and will automatically renew for additional one-year terms unless either party gives notice of its intent not to renew the agreement not less than sixty (60) days prior to the end of the then current term. Either party may terminate the Agreement for cause or breach of material term or condition upon thirty (30) days written notice. If the agreement is terminated after distribution of the Product has begun, "VL" may have 180 days to distribute any Product still in inventory if it bears the PPO logo or endorsement.

      5. Liability: VL will maintain product liability insurance in such amounts agreed to by the parties. PPO will be named as an additional insured under any policy related to manufacture and sale of the Product. VL will further indemnify all PPO and PPO Affiliates officers, directors, employees, and all subsidiaries of A.C.E. Health, LLC, from any liability relating to third-party use of the Product.

      6. Confidentiality: In connection with this Agreement, the parties will develop, acquire, or be granted access to trade secrets and other information that is confidential and proprietary to the parties or to third parties. Such information includes but is not limited to patient lists and information, costs of manufacturing, product formulations, technical data, methods, processes, expertise, business and marketing strategies, operations, research and development, business opportunities, and financial data. The parties will not at any time during or after termination of this Agreement, directly or indirectly, divulge, use or permit the use of any confidential or proprietary information of the other, except as required in the course of this Agreement. Upon termination of this Agreement, the parties will immediately turn over to the other all confidential information materials belong to such part, including all copies thereof or notes relating thereto, in such party's possession or otherwise subject to its control. Notwithstanding the above, the following materials will not be deemed confidential:

                  (i) Information which was in the public domain at the time of disclosure (provided, however, that collection or compilation of publicly available information will be considered proprietary if the disclosing party's collection or organization of the material would be difficult or time-consuming to replicate);

                  (ii) Information which was published or otherwise became part of the public domain after disclosure to the receiving party through no fault of the receiving party (but only after, and only to the extent that, it Is published or otherwise becomes a part of the public domain); and

                  (iii) Information, which was, received from a third party who did not acquire it, directly or indirectly, from the disclosing party under an obligation of confidence except where required by law. The receiving party will have the burden of establishing the existence of these conditions by objective or verifiable evidence.

For the avoidance of doubt, VL will own all trademarks and other intellectual property related to the Product, as well as all packaging and marketing except for any PPO logo or trademark incorporated in the Product packaging.

      7. Notice: Any notice or other communications required or that may be given pursuant to this Agreement will be in writing and will be delivered personally, facsimile, electronic mail with confirmation by recognized overnight carrier to the address of the party as set forth below, or to any other address requested by the respective parties after giving written notice to the other party.

      8. Governing Law: This Agreement will be governed by and construed in accord with the laws of the State of Arizona. All disputes will be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in Phoenix, Arizona, except that either party may apply to a court of competent jurisdiction solely for interlocutory injunctive relief to maintain the status quo pending the results of the arbitration. The prevailing party in any dispute will be entitled to recover its reasonable attorneys' fees and related costs and expenses incurred in connection therewith.

      9. Severability: If any court of competent jurisdiction rules any provision of this Agreement invalid, illegal, or unenforceable, the validity, legality, and enforce ability of the remaining provisions will not be affected or impaired in any way.

      10. Non-Solicitation: VL agrees that it will not directly or indirectly sell or otherwise solicit any members or participants in the PPO other than through the terms and provisions of this Agreement.

      11. Entire Agreement: This Agreement constitutes the entire, integrated agreement among the parties regarding the subject matter hereof and supersedes any and all prior and agreements, representations, and understandings of the parties.

      12. Assignment: Neither party will assign this Agreement or any of its rights or obligations without the prior consent of the other party. Provided, however, that either party may assign this Agreement and its rights and obligations hereunder, with prior notice to the other party to any person or entity that purchases all or substantially all of its assets, or that merges with or into such assigning party, or that is under common ownership or control of the assigning party, and that agrees in writing to be bound by the terms hereof.

VITAL LIVING, INC.,                            ________________________________
A Nevada corporation                           a_______________________________


By: /S/ Bradley D. Edson                     By: ______________________________
Printed Name: Bradley D. Edson               Printed Name: ____________________
Its: C.E.O.                                  Its: _____________________________

Address:                                    Address:
5080 N. 40th Street, Suite 105              ___________________________________
Tempe, Arizona 85018-2147
                                            ___________________________________

                                    Exhibit 1


PPO will fax or electronically transmit a weekly list of all orders, with addresses. VL will directly ship such orders to each patients address, by UPS or other comparable service.

                                    Exhibit 2

PPO shall be responsible for paying the cost of the product at the then current Wholesale Price, and related shipping charges. The Wholesale Price shall be $24.00 per package, which price may change from time to time by VL upon 30 days written notice to PPO. Notwithstanding the foregoing, the Wholesale Price will not be changed by VL for the first 180 days from the inception of the first order.

Payment shall be due from PPO on placement of orders to VL.